Exhibit 99.1

Soleno Therapeutics Announces Entry Into $100 Million Accelerated Share Repurchase Agreement

REDWOOD CITY, Calif., November 11, 2025 – Soleno Therapeutics, Inc. (“Soleno”) (NASDAQ: SLNO), a biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, announced today that its Board of Directors has authorized a share repurchase and that it has entered into an Accelerated Share Repurchase Agreement (“ASR”) with Jefferies LLC (“Jefferies”) to repurchase $100 million of Soleno’s common stock.

“These actions demonstrate our confidence in our commercial launch and the compelling opportunity for VYKAT XR to become a foundational therapy for patients with hyperphagia associated with Prader Willi syndrome,” said Dr. Anish Bhatnagar, Chief Executive Officer and Chairman of the Board of Soleno Therapeutics. “We achieved profitability in the third quarter of 2025 and we believe the expected future cash generation profile of our business is significantly underappreciated by the capital markets and that repurchasing shares of Soleno is a compelling and attractive opportunity.”

Under the ASR agreement, the company will make an initial payment of $100 million with an initial delivery of approximately 1,511,553 shares based on Soleno’s closing price on November 10, 2025. The final number of shares repurchased under the ASR will be based on the average of the volume-weighted price of Soleno’s common stock during the term of the transaction and will be subject to adjustments related to the terms and conditions of the ASR agreement. The ASR is expected to be completed in the first quarter of 2026.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the company’s prior press releases and in the periodic reports it files with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About Soleno Therapeutics, Inc.

Soleno is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The Company’s first commercial product, VYKATTM XR (diazoxide choline) extended-release tablets, formerly known as DCCR, is a once-daily oral treatment for hyperphagia in adults and children 4 years of age and older with Prader-Willi syndrome. For more information, please visit www.soleno.life.

Corporate Contact:

Brian Ritchie

LifeSci Advisors, LLC

212-915-2578